     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2001

                                                      REGISTRATION NO. 333-55498
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                             INSIGNIA SOLUTIONS PLC

             (Exact Name of Registrant as Specified in its Charter)

        ENGLAND AND WALES                          7372                           NOT APPLICABLE
 (State or Other Jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer Identification
  Incorporation or Organization)       Classification Code Number)                     No.)

                           --------------------------

                41300 CHRISTY STREET                            THE MERCURY CENTRE, WYCOMBE LANE
             FREMONT, CALIFORNIA 94538                                   WOOBURN GREEN
              UNITED STATES OF AMERICA                            HIGH WYCOMBE, BUCKS HP10 0HH
                   (510) 360-3700                                        UNITED KINGDOM
                                                                        (44) 1628-539500

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


                               RICHARD M. NOLING
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             INSIGNIA SOLUTIONS PLC
                              41300 CHRISTY STREET
                           FREMONT, CALIFORNIA 94538
                                 (510) 360-3700
           (Name, Address and Telephone Number of Agent for Service)


                           --------------------------

                                   COPIES TO:

                             CORINNA M. WONG, ESQ.
                                BAKER & MCKENZIE
                                 660 HANSEN WAY
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 856-2400

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION DATED APRIL 27, 2001



                             INSIGNIA SOLUTIONS PLC
                       271,327 AMERICAN DEPOSITARY SHARES
         EACH REPRESENTING ONE ORDINARY SHARE OF 20 PENCE NOMINAL VALUE


                             ---------------------


    All of the 271,327 American depositary shares of Insignia Solutions plc are being sold by security holders of Insignia. Insignia will not receive any proceeds from the sale of shares offered by the selling security holders. Concurrent with this offering, a total of 1,435,000 ADSs registered pursuant to a registration statement (Registration No. 333-57528) concurrently filed by Insignia are being offered by other security holders of Insignia.


    The shares are listed on the Nasdaq National Market under the symbol "INSG." The shares offered will be sold as described under "Plan of Distribution."


    On April 23, 2001, the closing price per share of the ADSs on the Nasdaq National Market was $4.10


                            ------------------------


    THE SHARES OFFERED INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND ANY SUPPLEMENT BEFORE INVESTING.


                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS       , 2001.

                             INSIGNIA SOLUTIONS PLC


    Insignia, which began operations in 1986, develops, markets and supports virtual machine technology that enables software applications and operating systems to be run on various computer platforms. In late 1997, we began a strategic review of our business and explored new markets that would take advantage of our 15 years of emulation software development experience. In January 1998, we announced our intention to launch a new product line. This product line, called Jeode-TM-, is based on Insignia's Embedded Virtual Machine, or EVM-TM-, technology. Jeode is our implementation of Sun Microsystems, Inc.'s Java-Registered Trademark- technology developed specifically for Internet appliances and wireless devices. The Jeode platform is enabled by our EVM and is designed to enable software developers to create reliable, efficient and predictable Internet appliances and wireless devices.



    Jeode became available in March 1999 and was the source of 23% of our total revenues for 1999 and 98% of our total revenues for 2000. Jeode is our principal product line. The Jeode product line revenue model is based on original equipment manufacturer's customer transactions. We obtain revenue from the Jeode product line from four main sources: the sale of a development license, the sale of annual maintenance and support, a commercial use royalty based on shipments of products that include Jeode technology, and customer-funded engineering activities.


    Our principal executive offices in the United States are located at 41300 Christy Street, Fremont, California 94538. Our telephone number at that location is (510) 360-3700. Our principal executive offices in the United Kingdom are located at The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Bucks HP10 0HH. Our telephone number at that location is (44) 1628-539500.

                                  RISK FACTORS


    THIS OFFERING IS RISKY. ANYONE WHO PURCHASES SHARES UNDER THIS PROSPECTUS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION PRESENTED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT.



WE DEPEND ON SALES OF PRODUCTS IN OUR JEODE PRODUCT LINE TO SUSTAIN OUR
BUSINESS.



    Our future performance depends upon sales of products within our Jeode product line, which has been available only since March 1999. During the fourth quarter of 2000, revenues of products in the Jeode product line were $3.3 million, which was 100% of our total revenue for the quarter. We incurred an operating loss of $1.1 million in the fourth quarter of 2000. Jeode may not achieve or sustain market acceptance or provide the desired revenue levels. At current overhead levels, we require revenues of more than $5.3 million per quarter to achieve an operating profit. The Jeode product line is our sole product line and we rely and will continue to rely upon sales of Jeode products for our revenue in the future.


THE LONG AND COMPLEX PROCESS OF LICENSING OUR JEODE PRODUCT MAKES OUR REVENUE UNPREDICTABLE.


    Our revenue is dependent upon our ability to license the Jeode product to third parties. Licensing our Jeode product is a long and complex process, which usually takes as long as 6 to 9 months to complete. Before committing to license our product, potential customers must generally consider a wide range of issues including product benefits, infrastructure requirements, ability to work with existing systems, functionality and reliability. The process of entering into a development license with a company typically involves lengthy negotiations. Because of the sales cycle, it is difficult for us to predict when, or if, a particular prospect might sign a license agreement. Development license fees may be delayed or reduced because of this process.

WE DO NOT RECEIVE SUSTAINED REVENUES FROM OUR COMMERCIAL LICENSES UNTIL OUR LICENSEES INTEGRATE OUR JEODE TECHNOLOGY INTO THEIR PRODUCTS.



    Our success depends upon the use of our technology by our licensees in their Internet appliances or wireless devices. Our licensees undertake a lengthy process of developing systems that use our technology. When a licensee enters into a development license with us, we normally require the licensee to prepay some future commercial use royalties, typically an amount projected to cover 3 to 6 months of future usage. After this point, until a licensee has sales of its systems incorporating our technology which create sufficient commercial use royalties to surpass any prepayment to us, we do not receive any further royalties from that licensee. We expect that the period of time between entering into a development license and actually recognizing commercial use royalties to be not only lengthy, but contingent on factors which makes it difficult for us to predict when we will recognize royalties from commercial use licenses.



WE DEPEND ON THIRD-PARTY LICENSES TO SELL OUR JEODE PRODUCTS, WHICH SUSTAINS OUR BUSINESS.


    In the first quarter of 1999, we signed a five-year agreement with Sun Microsystems, Inc. under which Sun established Insignia as a Sun authorized virtual machine provider. The agreement also grants us immediate access to the Java compatibility test suite and the Java technology source code. The agreement includes technology sharing and compatibility verification. Under the agreement, we will pay Sun a per unit royalty on each Jeode-enabled Internet appliance or wireless device shipped by our customers, plus a royalty on all development licenses between our customers and us. If the agreement with Sun terminates or expires without renewal, we would not be able to market our Jeode product line. Any disruption in our relationship with Sun would likely impair our sales of Jeode.


    We also license software development tool products from other companies to distribute with some of our products. These third parties may not be able to provide competitive products with adequate features and high quality on a timely basis or to provide sales and marketing cooperation. Further, our products compete with products produced by some of our licensors. When these licenses terminate or expire, continued license rights might not be available to us on reasonable terms. We might not be able to obtain similar products to substitute into our tool suites. Through the date of this prospectus, we have not experienced any major problems with our third-party licenses.



IF ADDITIONAL FUNDS ARE NOT AVAILABLE AS NEEDED, WE MAY NOT BE ABLE TO TAKE ADVANTAGE OF MARKET OPPORTUNITIES OR GROW OUR BUSINESS.



    We may need to raise additional funds in the future, and additional financing may not be available on favorable terms, if at all. Further, if we issue additional equity securities, security holders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of our ordinary shares. If we cannot raise funds on acceptable terms, we may not have sufficient net assets to maintain the listing of our shares on the Nasdaq National Market. Further, we may not be able to develop new products or enhance our existing products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. We believe the proceeds from a private placement that closed on November 24, 2000 and on February 12, 2001 will be sufficient to fund our planned growth through March 2002.



WE HAVE A HISTORY OF LOSSES AND WE MUST CREATE SIGNIFICANTLY GREATER REVENUE IF WE ARE TO ACHIEVE PROFITABILITY.



    We have experienced operating losses in each quarter since the second quarter of 1996. To achieve profitability, we will have to increase our revenue significantly. Our ability to increase revenues depends upon the success of our Jeode product line. Jeode has only been available since March 1999 and it may not achieve market acceptance. If we are unable to create revenues from Jeode in the form of development license fees, maintenance and support fees, commercial use royalties and customer-funded engineering services, our current revenues will be insufficient to sustain our business.


WE EXPECT OUR SALES AND MARKETING EXPENSES TO CONTINUE AT HIGH LEVELS.


    For the fiscal year 1999, we spent 81% of our total revenues on sales and marketing. For the fiscal year 2000, we spent 50%. We expect to continue to incur disproportionately high sales and marketing expenses in the future. To market Jeode effectively, we must further develop direct sales channels in the Internet appliance and wireless device market. We must continue to incur the expenses for a sales and marketing infrastructure before we recognize significant revenue from sales of the product. Because customers in the Internet appliance and wireless device market tend to remain with the same vendor over time, we believe that we must devote significant resources to each potential sale. If potential customers do not design our products into their systems, the resources we have devoted to the sales prospect would be lost. If we fail to achieve and sustain significant increases in our quarterly sales, we may not be able to continue to increase our investment in these areas. With increased expenses, we must significantly increase our revenues if we are to become profitable.


IF OUR NEW PRODUCTS OR PRODUCT ENHANCEMENTS FAIL TO ACHIEVE CUSTOMER ACCEPTANCE, OR IF WE FAIL TO MANAGE PRODUCT TRANSITIONS, OUR BUSINESS REPUTATION AND FINANCIAL PERFORMANCE WOULD SUFFER.


    The market for Internet appliances and wireless devices is fragmented and is characterized by technological change, evolving industry standards and rapid changes in customer requirements. Our existing products will become less competitive or obsolete if we fail to introduce new products or product enhancements that anticipate the features and functionality that customers demand. The success of our new product introductions will depend on our ability to:


    - accurately anticipate industry trends and changes in technology standards;

    - complete and introduce new product designs and features in a timely manner;

    - continue to enhance our existing product lines;

    - offer our products across a spectrum of microprocessor families used in the Internet appliance and wireless devices market; and

    - respond promptly to customers' requirements and preferences.


    The introduction of new or enhanced products also requires that we manage the transition from older products to minimize disruption in customer ordering patterns.


    Development delays are commonplace in the software industry. We have experienced delays in the development of new products and the enhancement of existing products in the past and are likely to experience delays in the future. We may not be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.


THERE IS A LOT OF COMPETITION IN OUR TARGETED MARKET WHICH COULD HURT OUR REVENUES.



    Our Jeode product line is targeted for the Internet appliance and wireless device market. The market for these products is fragmented and highly competitive. This market is also rapidly changing and there are many companies creating products that compete or will compete with ours. As the industry develops, we expect competition to increase in the future. This competition may come from existing competitors or other companies that we do not yet know about. If these competitors develop products that are cheaper or provide better performance or functionality than our Jeode product line, our market share will drop. Many of our current competitors, as well as potential competitors, have greater resources than we do, and we might not be able to compete successfully against these companies. Competition could force us to reduce the prices of our products, which would result in reduced profit margins and could harm our ability to provide adequate service to our customers. Further, our competitors can increase their promotions or introduce new or enhanced products that hurt our market share.



    We obtain revenues from selling development license packages and commercial use licenses for our Jeode product line. Competition may cause us to reduce the price of these licenses, which will reduce our revenues. In addition, the market in which we compete may change so that we will have to provide alternate licensing arrangements in the future that are less profitable for us.


FLUCTUATIONS IN OUR QUARTERLY RESULTS COULD CAUSE THE MARKET PRICE OF OUR ADSs TO DECLINE.

    Our quarterly operating results can vary significantly depending on a number of factors. These factors include:

    - the volume and timing of orders received during the quarter;

    - the mix of and changes in customers to whom our products are sold;

    - the mix of product and service revenue received during the quarter;

    - the mix of development license fees and commercial use royalties received;

    - the timing and acceptance of new products and product enhancements by us or by our competitors;

    - changes in pricing;

    - buyouts of commercial use licenses;

    - product life cycles;

    - the level of our sales of third party products;


    - variances in costs in fixed price contracts;


    - purchasing patterns of customers;

    - competitive conditions in the industry;

    - foreign currency exchange rate fluctuations;

    - business cycles and economic conditions that affect the markets for our products; and

    - extraordinary events, such as litigation, including related charges.


    All of these factors are difficult to forecast. Our future operating results may fluctuate due to these and other factors, including our ability to continue to develop innovative and competitive products. An increasing amount of our sales orders involve products and services that yield revenue over multiple quarters or upon completion of performance. If license agreements entered into during a quarter do not meet our revenue recognition criteria, even if we meet or exceed our forecast of aggregate licensing and other contracting activity, it is possible that our revenues would not meet expectations.


    Due to all of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be viewed as an indication of our future performance. In the past, we have experienced actual performance that did not meet financial market expectations. It is likely that, in some future quarters, our operating results will again be below the expectations of stock market analysts and investors.

INTERNATIONAL SALES OF OUR PRODUCTS, WHICH WE EXPECT TO ACCOUNT FOR A SIGNIFICANT PORTION OF OUR TOTAL REVENUE IN THE FUTURE, EXPOSE US TO THE BUSINESS AND ECONOMIC RISKS OF INTERNATIONAL OPERATIONS.


    Sales from outside of the United States accounted for approximately 15% of our total revenue in 1999 and 18% of our total revenue in 2000 and are expected to increase over time. We market Jeode to manufacturers of Internet appliance and wireless devices in Europe and Asia, particularly in Japan. Economic conditions in Asia and Europe generally and fluctuations in the value of the Japanese yen and the euro against the U.S. dollar and British pound sterling could impair our revenues and results of operations. International operations are subject to a number of other special risks. These risks include:


    - foreign government regulation;

    - reduced protection of intellectual property rights in some countries where we do business;

    - longer receivable collection periods and greater difficulty in accounts receivable collection;

    - unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions;

    - potentially adverse tax consequences;

    - the burdens of complying with a variety of foreign laws and staffing and managing foreign operations;

    - general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships; and

    - possible recessionary environments in economies outside the United States.

PRODUCT DEFECTS CAN BE EXPENSIVE TO FIX AND CAN CAUSE US TO LOSE CUSTOMERS.


    Our software products, like all software products, may have undetected errors or compatibility problems. This is particularly true when a product is first introduced or a new version is released. Despite thorough testing, our products might be shipped out with errors. If this was to happen, our products could be rejected by customers, or there might be costly delays in correcting the problems.



    Our products are increasingly used in systems that interact directly with the general public, such as in transportation and medical systems. In systems such as these, the failure of our product could cause substantial property damage or personal injury, which would expose us to product liability claims. In addition, our products are used for applications in business systems where the failure of our product could be linked to substantial economic loss.



    Our agreements with our customers typically contain provisions designed to limit our exposure to potential product liability and other claims. It is likely, however, that these provisions are not effective in all circumstances and in all jurisdictions. We may not have adequate insurance against product liability risks and renewal of our insurance may not be available to us on commercially reasonable terms. Further, our errors and omissions insurance may not be adequate to cover claims. As of the date of this prospectus, we have not had any product liability claims or recalls against our Jeode line of products. However, a product liability claim or claim for economic loss brought against us in the future could lead to unexpected large expenses and lost sales. Also, if we ever had to recall our product due to errors or other problems, it would cost us a great deal of time, effort and expense.



    Our operations depend on our ability to protect our computer equipment and the information stored in our databases against damage by fire, natural disaster, power loss, telecommunications failure, unauthorized intrusion and other catastrophic events. We believe we have taken prudent measures to reduce the risk of interruption in our operations. However, these measures might not be sufficient. As of the date of this prospectus, we have not experienced any major interruptions in our operations as a result of a catastrophic event.


IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR SELL OUR PRODUCTS.


    Our future performance depends to a significant degree upon the continued contributions of our key management, product development, sales, marketing and operations personnel. We do not have agreements with any of our key personnel that require them to work for us for a specific term, and we do not maintain any key person life insurance policies. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel, many of whom are in great demand. Competition for qualified personnel is intense in the San Francisco bay area, where our United States operations are headquartered, and we may not be able to attract and retain personnel.



    As of March 15, 2001, Mr. Stephen M. Ambler left the employment of Insignia. Mr. Ambler was Insignia's Chief Financial Officer, Company Secretary and Senior Vice President. Effective April 1, 2001, Mr. Albert Wood began employment with Insignia as Mr. Ambler's replacement in all capacities. Insignia does not believe that Mr. Ambler's departure will cause any major disruptions to our operations or business.


OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD-PARTY CHALLENGES MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.


    We depend on our proprietary technology. Despite our efforts to protect our proprietary rights, it may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we consider proprietary. Our competitors could independently develop technologies that are substantially equivalent or superior to our technologies. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which software piracy of our products exists, software piracy can be expected to be a persistent problem. Effective protection of intellectual property rights may be unavailable or limited in foreign countries. The status of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Patents have been granted on fundamental technologies in software, and patents may issue that relate to fundamental technologies incorporated into our products.


OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WHICH MAY RESULT IN LAWSUITS AND PREVENT US FROM SELLING OUR PRODUCTS.


    As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

SOME SELLING SECURITY HOLDERS HAVE RIGHTS UNDER THEIR WARRANTS TO PURCHASE SIGNIFICANT NUMBERS OF ADSs AT NOMINAL PRICES UPON THE OCCURRENCE OF SPECIFIED EVENTS WHICH, IF TRIGGERED, WOULD DILUTE THE OWNERSHIP INTERESTS OF EXISTING SECURITY HOLDERS.



    Some security holders have rights to be issued additional ADSs by Insignia if the registration statements covering their shares and the shares underlying their warrants are suspended for more than 60 days in any 12 month period by Insignia. If this was to happen, the purchase price these security holders will pay per additional ADS is the nominal value, or L0.20 per ADS, which is the lowest amount these shares can be purchased under English law. If we issue additional ADSs under these obligations, the ownership interest of existing security holders will be diluted.



SOME SECURITY HOLDERS HAVE ANTI-DILUTION RIGHTS, WHICH, IF TRIGGERED, WOULD DILUTE THE OWNERSHIP INTERESTS OF EXISTING SECURITY HOLDERS.



    The investors who participated in any one of our four private placements received warrants which have anti-dilution protections. This means that they are entitled to purchase an additional amount of ordinary shares, in the form of ADSs, if we issue ordinary shares at a price below market price. Specifically, we will trigger the anti-dilution protections if we issue securities in a transaction in which the average price per share is less than the average closing price of our ADSs, as quoted on the Nasdaq National Market System, for the ten days preceding the day of the transaction.



    If triggered, the anti-dilution protections increase the number of shares which the investors may purchase with their warrants. The exact amount of the increase is not known until the anti-dilution protections are triggered. The amount of the adjustment is based on a formula such that the lower the price of the our ADSs, the greater the potential increase in the number of shares issueable to the warrants due to their anti-dilution protections.



    The following chart demonstrates the range in the number of additional shares which the investors may purchase if the anti-dilution protections are triggered. The chart assumes that all warrants from the four private placements are exercised at the same time and that the average ten day price of our ADSs is
(a) $2.79--which is the closing price of our ADSs on April 9, 2001,
(b) $2.09--which represents a 25% decline in value from $2.79 and
(c) $1.40--which represents a 50% decline in value and (d) $0.70--which represents a 75% decline in value:



Ten Day Average Closing Price.                    $2.79    $2.09    $1.40    $0.70
                                                 ------   ------   ------   ------
Total Number of Additional Shares
  Purchaseable................................   17,870   28,476   39,254   50,211



    There are two ways the anti-dilution protections can be triggered. The anti-dilution provisions can be triggered (1) if we sell our securities in a transaction, such as a private placement financing, for a price that is lower than the ten day average price of our ADSs prior to the transaction, or (2) if the warrants issued in the four private placements are exercised at a price less than the ten day average price of our ADSs at the time of exercise.



    Between December 1999 and February 2001, we engaged in four private placement transactions, two of which were transactions which triggered anti-dilution protections. On December 9, 1999, we issued 827,179 ADSs, warrants to purchase 248,154 ADSs and reset warrants, which have expired without becoming exercisable, to Castle Creek Technology Partners LLC for an aggregate consideration of $3.5 million (the "Castle Creek Placement"). Also on
December 9, 1999, we issued 236,336 ADSs, warrants to purchase 70,900 ADSs and reset warrants, which have expired without becoming exercisable, to Vincent S. and Rosemary Pino, Richard N. and Barbara Zehner, Robert Waley-Cohen and Avalon Panama S.A. for an aggregate consideration of $1 million (the "Four Investor Placement"). We engaged in two additional placements with Jefferies &
Company, Inc. acting as placement agent. On November 24, 2000, we issued 3,600,000 ADSs and warrants to purchase 1,800,000 ADSs to various investors for an aggregate consideration of $18 million (the "First Jefferies Placement"). On

February 12, 2001, we issued 940,000 ADSs and warrants to purchase 470,000 ADSs for an aggregate consideration of $4.7 million (the "Second Jefferies Placement").



    In the First Jefferies Placement and the Second Jefferies Placement, we sold our securities for a price that was below the ten day average price of our ADSs prior to the transactions and therefore triggered anti-dilution protections. The First Jefferies Placement and the Second Jefferies Placement each triggered the anti-dilution protections in both the Castle Creek Placement and the Four Investor Placement. Further, the Second Jefferies Placement triggered the anti-dilution protection in the First Jefferies Placement. The anti-dilution protection in the Second Jefferies Placement has not been triggered as of the date of this prospectus. However, if we issue securities in the future at a price below the ten day average price of our ADSs prior to the transaction, the anti-dilution protections in all four private placements can be triggered, as long as the warrants issued in those private placements are still outstanding and have not expired or been exercised. The warrants issued in the Castle Creek Placement and the Four Investor Placement expire five years from the date of their issuance, and the warrants issued in the First Jefferies Placement and Second Jefferies Placement expire three years from the dates of their issuance.



    Originally, the investors to the Castle Creek Placement and the Four Investor Placement held warrants to purchase a total of 319,054 shares at an exercise price of $5.29 per share. However, because the First Jefferies Placement triggered their anti-dilution protections, the exercise price of warrants issued in these two private placements decreased from $5.29 per share to $4.77 per share and the number of shares issueable under these warrants increased by 34,781 to a total of 353,836. Although the Second Jefferies Placement triggered the anti-dilution protections of the Castle Creek Placement, the Four Investor Placement and the First Jefferies Placement, under the terms of their anti-dilution provisions, the exercise price of the warrants in these private placements--and, consequently, the number of shares issueable under these warrants--is not adjusted because the change is less than a 1% difference. Instead, the difference is carried forward and not counted until there is another adjustment which, together with the carried forward adjustment, would result in at least a 1% change to the exercise price of the warrants.



    The second way the anti-dilution protections in the four private placements can be triggered is by the exercise of warrants for a price below the ten day average price of our ADSs. Anti-dilution protection for a particular private placement can only be triggered by securities issued after that private placement. For example, if Warrant A was issued in January 2001 and is exercised in June 2001, anti-dilution protection in Warrant B issued in February 2001 would not be triggered, even though Warrant A was exercised after the issuance of Warrant B. The exercise of Warrant A would only trigger anti-dilution protections from transactions prior to January 2001. Specifically, with regard to our four private placement transactions: (1) the exercise of warrants from each of the First Jefferies Placement and the Second Jefferies Placement can trigger anti-dilution protections in both the Castle Creek Placement and the Four Investor Placement and (2) the exercise of warrants from the Second Jefferies Placement can trigger the anti-dilution protection in the First Jefferies Placement. The exercise price of the warrants in the First Jefferies Placement and the Second Jefferies Placement are identical. Their exercise price is equal to the lesser of $6 or the ten day average price of our ADSs, less a 10% discount.



    When the warrants from the First Jefferies Placement are actually exercised, the anti-dilution protections in the Castle Creek Placement and the Four Investor Placement will likely be triggered. When the warrants from the Second Jefferies Placement are actually exercised, the anti-dilution protections in the Castle Creek Placement, the Four Investor Placement and the First Jefferies Placement will likely be triggered. The anti-dilution adjustments are calculated using a formula which takes into account the ten day average price of our ADSs, the number of ordinary shares then outstanding, the amount of money we received from the triggering transaction and the maximum number of shares issueable in the triggering transaction. After the adjusted exercise price is calculated, the additional amount of shares which the warrants in the four private placements can purchase is calculated by a formula which takes into account the old exercise price, the old number of shares the warrants could purchase and the new exercise price.



    The greater the number of shares sold or issued at a price below market and the greater the discount in the price per share below market, the greater the anti-dilution adjustment. However, the anti-dilution protections are based on a weighted average formula, which means that, generally, the amount of adjustment to the exercise price of the warrants is not as great as the amount of discount in the price per share below market.



    A declining share price of our ADSs may trigger anti-dilution adjustments which could accelerate and increase the magnitude of the decline. The lower the price of our ADSs, the greater the potential additional number of shares issueable due to the anti-dilution protections. For example, if there are no anti-dilution adjustments, the total number of shares the investors in the four private placements could purchase with their warrants is 2,873,834. However, if the price of our ADSs decreases such that its ten day average is $0.70 per share and all warrants are exercised at this price, this number increases by 50,211 shares to a total of 2,924,045. Warrant holders have the right to purchase an increasing amount of shares during a decline in the price of our ADSs. If the warrant holders exercise their warrants and sell their shares in the open market during this time, downward pressure is added to the price, which can further increase the anti-dilution adjustments for the remaining warrant holders. Additionally, short sales of our shares may increase the downward pressure on the price of our ADSs. The anti-dilution adjustments in the four private placements and short sales may accelerate and compound a decline in the price of our ADSs. Shareholders will be diluted as the price of our ADSs drops and warrant holders in the four private placements gain the right to purchase an increasingly large number of shares due to their anti-dilution protections.


WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR SHARE PRICE VOLATILITY.


    The prices for our ADSs have fluctuated widely in the past. During the 12 months ended April 26, 2001, the closing price of a share of our common stock ranged from a high of $27.50 to the recent low of $1.6875. Under the rules of The Nasdaq Stock Market, our stock price must remain above $1.00 per share for continued quotation of our shares on the Nasdaq National Market. Stock price volatility has had a substantial effect on the market prices of securities issued by us and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. We may in the future be the target of similar litigation. Regardless of the outcome, securities litigation may result in substantial costs and divert management attention and resources.


IT MAY BE DIFFICULT TO ENFORCE JUDGMENTS AGAINST US IN U.S. COURTS.


    Insignia is incorporated under the laws of England and Wales. Two of our executive officers and two of our directors reside in England. All or a substantial portion of the assets of these persons, and a significant portion of our assets, are located outside of the United States. As a result, it may not be possible for investors to serve a complaint within the United States upon these persons or to enforce against them or against us, in United States courts, judgments obtained in United States courts based upon the civil liability provisions of United States securities laws. There is doubt for the enforceability outside of the United States, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities based solely upon United States securities laws. The rights of holders of our shares are governed by English law, including the Companies Act 1985, and by our Memorandum and Articles of Association. As a consequence, the rights of holders of our ADSs are also affected by English Law. These rights differ from the rights of security holders in typical United States corporations.

INSIGNIA HAS UNDERGONE A CLASS-ACTION LAWSUIT AND AN SEC INVESTIGATION IN THE PAST FIVE YEARS.


    On April 3, 1996, a class-action lawsuit was filed against us alleging that we misrepresented our business, the strength of its sales force and its financial health. The suit stemmed from our failure to achieve the consensus earnings estimates of research analysts in the first quarter following our initial public offering in November 1995. In August 1997, we reached a memorandum of understanding to settle the suits. Although we never agreed with the allegations, we paid $8.0 million to the plaintiffs, of which our insurance company paid $7.5 million.



    In February 1997, we restated our financial results for the quarters ending March 31 and June 30, 1996. We revised our revenue and net income numbers downward for these two quarters due to inflated revenues resulting from misstatement of inventory levels of one of our resellers by two of our sales and marketing personnel. We agreed with the SEC to cease and desist from engaging in similar accounting practices. The two Insignia sales and marketing people involved in the revenue misstatement are no longer with Insignia and were forced to pay significant fines. Insignia did not have to pay any fines.



                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS



    This prospectus and other documents incorporated by reference contain statements which are based on Insignia's future plans, expectations, estimates or beliefs. These are forward-looking statements and uncertain. Actual results or outcomes can be very different from those expressed in forward-looking statements.



    Statements are forward-looking statements when they reflect beliefs and intentions, or anticipated or expected results. Also, any statements that refer to projections or other characterizations of future events or circumstances are forward-looking statements. Insignia will not necessarily update the information in this prospectus if actual outcomes or results differ from forward-looking statements. Some of the important risks and uncertainties that may affect our future results and performance are described above. You may find additional information about factors that could affect our future results in our reports filed with the SEC, which are incorporated by reference in this prospectus.


                                USE OF PROCEEDS

    Insignia will not receive any of the proceeds from the sale of shares by the selling security holders.

                            SELLING SECURITY HOLDERS


    The number of ADSs that may actually be sold by each selling security holder will be determined by the selling security holder. Because each selling security holder may sell all, some or none of the ADSs that they hold, no precise estimate can be given for the number of ADSs that will be held by the selling security holders at the termination of the offering.



    The selling security holders have advised us that they are the beneficial owners of the shares being offered. The following table sets forth information known to us with respect to the beneficial ownership of our ADSs as of February 12, 2001 by the selling security holders. The following table assumes that the selling security holders sell all of the ADSs being offered.



                                          NUMBER OF ADSS                    NUMBER OF ADSS       PERCENTAGE
                                        BENEFICIALLY OWNED   ADSS BEING   BENEFICIALLY OWNED       OWNED
NAME OF BENEFICIAL OWNER                 BEFORE OFFERING      OFFERED       AFTER OFFERING     AFTER OFFERING
------------------------                ------------------   ----------   ------------------   --------------
Vincent S. Pino (1) (2) (3)...........        193,646           4,999           188,647              1.0
Tiffany R. Pino (2)...................         99,201           4,998            94,203              0.5
Michael V. Pino (2)...................         99,202           4,998            94,204              0.5
Rosemary G. Pino (2)..................         89,373           4,999            84,374              0.5
Quantum Peripherals (Europe), S.A.....        251,333         251,333                 0                0


------------------------


(1) Mr. Pino is a director of Insignia.



(2) Does not include ADSs held by family members.



(3) Includes 16,564 shares subject to exercise of options exercisable in the next 60 days.



    The selling security holders are a director of Insignia, members of his family and a strategic investor of Insignia. Vincent S. Pino serves on the board of directors of Insignia and Tiffany R. Pino, Michael V. Pino and Rosemary G. Pino are members of his family. The Pino family members may sell up to a combined 19,994 ADSs under this registration statement. The Pino family members received this amount of ADSs under a line of credit they extended to Insignia on March 20, 2000. Under the line of credit loan agreement, the Pino family members extended a line of credit of $5 million for one calendar year. The rate of interest was 2% over prime until June 30, 2000, and then 4% over prime after that date. Insignia distributed a total of 12,356 shares, allocated 25% each, to the Pino family members as a commitment fee for the origination of the line of credit. Further, under the line of credit loan agreement, Insignia was obligated to pay, in ADSs or cash, a fee of 2% of each amount advanced under the line of credit and other amounts upon a termination event. Insignia distributed a total of 7,638 shares to the Pino family members, allocated 25% to each, as payment for these fees. Under the terms of the line of credit and loan agreement, the completion of the private placement by Insignia in November 2000 terminated the line of credit and proceeds from that private placement were applied against the unpaid principal and interest payments due. The Pino family members were granted registration rights under the line of credit loan agreement.



    Quantum Peripherals (Europe), S.A. is the European division of Quantum Corporation, a public reporting company. Quantum Peripherals (Europe), S.A. may sell a total of 251,333 ADSs under this registration statement. Quantum Corporation extended a $1 million loan to Insignia on October 20, 1999. For this loan, Quantum Corporation was issued a convertible promissory note with a maturity date of December 31, 2000 and an interest rate of 8% per year. With the convertible promissory note, Insignia Solutions, Inc., a wholly-owned subsidiary of Insignia Solutions plc, entered into a guaranty with Quantum Corporation. On November 1, 1999, Quantum Corporation assigned its right, title and interest in the convertible promissory note to Quantum Peripherals (Europe), S.A. On December 31, 2000, Quantum Peripherals (Europe) elected to convert the unpaid principal and interest due under the convertible promissory note into ADSs. Quantum Peripherals (Europe) received 251,333 ADSs from this conversion. Quantum Corporation was granted registration rights from Insignia.

                              PLAN OF DISTRIBUTION


    We are registering the ADSs on behalf of the selling security holders. This prospectus covers the ADSs the selling security holders acquired either from
(1) fees and interest issued under a line of credit extended to Insignia by a director of Insignia and members of his family or (2) the conversion of the principal and interest due under a convertible promissory note executed in favor of another selling security holder by Insignia. To our knowledge, the selling security holders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the sale of the shares covered by this prospectus.



    The selling security holders may, in one or more transactions, sell all or a portion of their shares. The selling security holders, or the persons to whom their shares have been transferred, may sell all or a portion of the shares on the Nasdaq National Market, in negotiated transactions, in underwritten transactions or in other transactions. They may sell at the then prevailing prices, at prices related to the then current market price, or at negotiated prices. The offering price of the shares will be determined by the selling security holders, and, at the time of such determination, may be higher or lower than the market price of our ADSs on the Nasdaq National Market. The shares may be sold directly or though broker-dealers acting as principal or agent. The methods by which the shares may be sold include:



    - a block trade in which the engaged broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;



    - purchases by a broker-dealer as principal and resale by this broker-dealer for its account pursuant to this prospectus;



    - ordinary brokerage transactions and transactions in which the broker solicits purchases; and



    - privately negotiated transactions.



    The selling security holders have advised Insignia that they have not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with any underwriters or broker-dealers for the sale of shares, nor is there an underwriter or coordinating broker acting for the proposed sale of shares by the selling security holders.



    In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from the selling security holders in amounts to be negotiated immediately prior to the sale. The selling security holders and any underwriters, dealers or agents participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by the selling security holders and any commissions received by any broker-dealers may be deemed to be underwriting commissions under the Securities Act. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.



    Additionally, in connection with the sale of the shares, the selling security holders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling security holders. The selling security holders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling security holders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.



    In order to comply with the securities laws of some states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

    Insignia has informed the selling security holders that the anti-manipulation rules under the Exchange Act apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Insignia has advised the selling security holders that during the time they may be engaged in the attempt to sell registered shares, they cannot:



    - engage in any stabilization activity in connection with any of Insignia's securities;



    - bid for or purchase any of Insignia's securities or any rights to acquire Insignia's securities, or attempt to induce any person to purchase any of Insignia's securities or rights to acquire Insignia's securities, other than, in each case, as permitted under the Exchange Act; and



    - sell or distribute the shares until after the prospectus has been appropriately amended or supplemented, if required, to set forth the terms of sale or distribution.



    We also have agreed to indemnify the selling security holders in some circumstances, against some liabilities arising under the Securities Act. The selling security holders have agreed to indemnify us against some liabilities, including liabilities arising under the Securities Act with respect to written information furnished to us by the selling security holders.



    We have agreed to pay all costs and expenses relating to the registration of the shares. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be paid by the selling security holders.



    This offering will terminate on the earlier of:



    - January 1, 2003; or



    - the date on which all shares offered have been sold by the selling security holders.


                                 LEGAL MATTERS


    The validity, under English law, of the shares offered under this prospectus will be passed upon for Insignia by Macfarlanes, London.


                                    EXPERTS


    The consolidated financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of this firm as experts in auditing and accounting.


             DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS


    The SEC allows Insignia to "incorporate by reference" the information that Insignia files with the SEC. This means that Insignia can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information Insignia files with the SEC will update and supersede this information. Insignia incorporates by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until termination of the offering:


    - Annual report on Form 10-K for the year ended December 31, 2000;

    - The description of Insignia's ordinary shares contained in Insignia's registration statement on Form 8-A, and any amendment or report filed for the purpose of updating such description.

    Some of the information about Insignia that may be important to an investment decision is not physically included in this prospectus. Instead, the information is "incorporated" into this prospectus by reference to one or more documents that Insignia filed with the SEC. These documents, including any exhibits that are specifically incorporated by reference into the information that this prospectus incorporates, are available upon request without charge from Investor Relations, Insignia Solutions plc, 41300 Christy Street, Fremont, California 94538 (telephone number (510) 360-3700). Recipients should make all requests for documents by the fifth business day before they make their final investment decision, to be sure the documents arrive on time. Information that has been incorporated by reference is considered part of this prospectus and disclosed to investors, whether or not investors obtain a copy of the document containing the information.


    This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports Insignia files with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in the business, prospects, financial condition or other affairs of Insignia after the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus, to any person, without charge, upon written or oral request.

    Requests for documents should be directed to Investor Relations, Insignia Solutions plc, 41300 Christy Street, Fremont, California 94538 (telephone number
(510) 360-3700).

    We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza                Citicorp Center                Seven World Trade Center
Room 1024                      5000 West Madison Street       13th Floor
450 Fifth Street, N.W.         Suite 1400                     New York, New York 10048
Washington, D.C. 20549         Chicago, Illinois 60661


    Copies of these materials can also be obtained by mail for a fee from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information about us. The address of the SEC website is http://www.sec.gov.



    Insignia has filed a registration statement under the Securities Act with the Securities and Exchange Commission for the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information in the registration statement because some parts of the registration statement are omitted according to the rules and regulations of the SEC. The registration statement is available for inspection and copying as described above.



    This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make this offer, solicitation of an offer or proxy solicitation. Neither the delivery of this prospectus nor any distribution of securities under this prospectus shall, under any circumstances, create any implication that there has been no change in the information in this prospectus or incorporated by reference in this prospectus, or in our affairs since the date of this prospectus.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The aggregate estimated expenses to be paid by the registrant in connection with this offering are as follows:



Securities and Exchange Commission registration fee.........  $   360.36
Accounting fees and expenses*...............................  $10,000.00
Legal fees and expenses*....................................  $10,000.00
Miscellaneous*..............................................  $ 4,639.64
                                                              ----------
  Total.....................................................  $25,000.00
                                                              ==========

------------------------

*   Estimate

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Insignia's Articles of Association contain a provision to the effect that, so far as permitted by the statutory provisions of English law, Insignia shall indemnify the directors and secretary against liabilities incurred by them in relation to the affairs of Insignia. However, the Companies Act 1985 makes this indemnity ineffective to the extent it applies to neglect or breach of duty in relation to Insignia, except to the extent that it covers costs incurred by the director or secretary in respect of court proceedings in which judgment is given in his favor.



    Insignia's policy is to enter into indemnity agreements with each of its directors and executive officers. In addition, Insignia Solutions, Inc., a Delaware corporation and a wholly owned subsidiary of Insignia, enters into indemnity agreements with each of Insignia's directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law, including against all expenses and attorneys' fees, judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of Insignia, on account of their services as directors, officers, employees or agents of Insignia or as directors, officers, employees or agents of any other company or enterprise when they are serving in their capacities at the request of Insignia. Neither Insignia nor Insignia Solutions, Inc. will be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims:


    - initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the board of directors and successful proceedings brought to enforce a right to indemnification under the indemnity agreements;

    - for any amounts paid in settlement of a proceeding unless Insignia consents to the settlement;


    - on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Insignia under section 16(b) of the Exchange Act and related laws;


    - on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of Insignia;

    - on account of any criminal action or proceeding arising out of conduct that the indemnified party has reasonable cause to believe was unlawful; or


    - if a final decision by a court having jurisdiction in the matter shall determine that indemnification is not lawful.



    The indemnity agreements are not exclusive of any rights a director or executive officer may have under the Articles of Association, other agreements, any majority-in-interest vote of the shareholders or vote of disinterested directors and applicable law.


    The indemnification provision in the Articles of Association, and the indemnity agreements, may be sufficiently broad to permit indemnification of Insignia's directors and executive officers for liabilities arising under the Securities Act. In addition, Insignia has director and officer liability insurance.

                                    EXHIBITS

    The following exhibits are filed herewith or incorporated by reference herein:

       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
       -------                                 -------------
         4.01           Registration Rights Agreement, dated as of June 5, 1992, as amended (incorporated herein by reference to Exhibit 4.02 of the Form F-1).
         4.02           Deposit Agreement between Registrant and The Bank of New
                        York (incorporated herein by reference to Exhibit 4.03 of
                        the Registrant's Annual Report on Form 10-K (File
                        No. 0-27012) for the year ended December 31, 1995 (the "1995
                        10-K")).
         4.03           Form of American Depositary Receipt (included in
                        Exhibit 4.02) (incorporated herein by reference to
                        Exhibit 4.03 of the 1995 10-K).
         4.04           Securities Purchase Agreement dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 10.50 to the Registrant's Current Report on Form 8-K
                        filed on December 15, 1999 (the "1999 8-K")).
         4.05           Securities Purchase Agreement dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 10.51 to the 1999 8-K).
         4.06           Registration Rights Agreement dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 4.05 to the 1999 8-K).
         4.07           Registration Rights Agreement dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 4.08 to the 1999 8-K).
         4.08           ADSs Purchase Warrant issued to Castle Creek Technology
                        Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.06 to the 1999 8-K).
         4.09           ADSs Purchase Reset Warrant issued to Castle Creek
                        Technology Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.07 to the 1999 8-K).
         4.10           Form of ADSs Purchase Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.09 to the 1999 8-K).
         4.11           Form of ADSs Purchase Reset Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.10 to the 1999 8-K).
         4.12           Form of ADSs Purchase Warrant issued to the Investors in the
                        Private Placement (incorporated by reference to
                        Exhibit 4.11 to the Registrant's Current Report on Form 8-K
                        filed on November 29, 2000 (the "2000 8-K")).

       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
       -------                                 -------------
         4.13           ADSs Purchase Warrant issued to Jefferies & Company, Inc.
                        dated November 24, 2000 (incorporated by reference to
                        Exhibit 4.12 to the 2000 8-K).
         4.14           Registration Rights Agreement dated as of October 20, 1999, by and between Insignia Solutions plc and Quantum
                        Corporation.*
         4.15           Line of Credit Loan Agreement and Promissory Note dated as of March 20, 2000 by and between Insignia Solutions plc and
                        Vincent S. Pino, Rosemary G. Pino, Michael V. Pino and
                        Tiffany R. Pino.*
         4.16           Form of ADSs Purchase Warrant issued to the investors in the second round of the private placement (incorporated by
                        reference to the Registrant's Current Report on Form 8-K
                        filed on February 15, 2001 (the "2001 8-K")).
         4.17           ADSs Purchase Warrant issued to Jeffries & Company, Inc.,
                        dated February 12, 2001 (incorporated by reference to
                        Exhibit 4.14 to the 2001 8-K).
         5.01           Opinion of Macfarlanes.*
        23.01           Consent of Macfarlanes (included in Exhibit 5.01).
        23.02           Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.*
        24.01           Power of Attorney.*



*   Previously filed by the registrant with the Commission.


                                  UNDERTAKINGS


    The undersigned registrant hereby undertakes:



    - To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:



       - To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act").



       - To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



       - To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



    - That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.



    - To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



    - That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange

      Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
      Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.



    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on April 27, 2001.


                                                       INSIGNIA SOLUTIONS PLC

                                                       By:   /s/ RICHARD M. NOLING
                                                             ----------------------------------------
                                                             Richard M. Noling
                                                             PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act, this amendment no. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
PRINCIPAL EXECUTIVE OFFICER, PRINCIPAL FINANCIAL
OFFICER AND AUTHORIZED U.S. REPRESENTATIVE:

/s/ RICHARD M. NOLING
-------------------------------------------            President, Chief Executive       April 27, 2001
Richard M. Noling                                      Officer and Director

PRINCIPAL ACCOUNTING OFFICER:

/s/ LINDA POTTS
-------------------------------------------            Controller                       April 27, 2001
Linda Potts

ADDITIONAL DIRECTORS:

/s/ NICHOLAS, VISCOUNT BEARSTED*
-------------------------------------------            Chairman of the Board of         April 27, 2001
Nicholas, Viscount Bearsted                            Directors

/s/ VINCENT S. PINO*
-------------------------------------------            Director                         April 27, 2001
Vincent S. Pino

/s/ DAVID G. FRODSHAM*
-------------------------------------------            Director                         April 27, 2001
David G. Frodsham

/s/ JOHN C. FOGELIN*
-------------------------------------------            Director                         April 27, 2001
John C. Fogelin


* Power of attorney

By:                  /s/ RICHARD M. NOLING
            ---------------------------------------
                       Richard M. Noling
                       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
       -------                                 -------------
         4.01           Registration Rights Agreement, dated as of June 5, 1992, as amended (incorporated herein by reference to Exhibit 4.02 of the Form F-1).
         4.02           Deposit Agreement between Registrant and The Bank of New
                        York (incorporated herein by reference to Exhibit 4.03 of
                        the Registrant's Annual Report on Form 10-K (File
                        No. 0-27012) for the year ended December 31, 1995 (the "1995
                        10-K")).
         4.03           Form of American Depositary Receipt (included in
                        Exhibit 4.02) (incorporated herein by reference to
                        Exhibit 4.03 of the 1995 10-K).
         4.04           Securities Purchase Agreement dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 10.50 to the Registrant's Current Report on
                        Form 8-K filed on December 15, 1999 (the "1999 8-K")).
         4.05           Securities Purchase Agreement dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 10.51 to the 1999 8-K).
         4.06           Registration Rights Agreement dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 4.05 to the 1999 8-K).
         4.07           Registration Rights Agreement dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 4.08 to the 1999 8-K).
         4.08           ADSs Purchase Warrant issued to Castle Creek Technology
                        Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.06 to the 1999 8-K).
         4.09           ADSs Purchase Reset Warrant issued to Castle Creek
                        Technology Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.07 to the 1999 8-K).
         4.10           Form of ADSs Purchase Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.09 to the 1999 8-K).
         4.11           Form of ADSs Purchase Reset Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.10 to the 1999 8-K).
         4.12           Form of ADSs Purchase Warrant issued to the Investors in the
                        Private Placement (incorporated by reference to
                        Exhibit 4.11 to the Registrant's Current Report on Form 8-K
                        filed on November 29, 2000 (the "2000 8-K")).
         4.13           ADSs Purchase Warrant issued to Jefferies & Company, Inc.
                        dated November 24, 2000 (incorporated by reference to
                        Exhibit 4.12 to the 2000 8-K).
         4.14           Registration Rights Agreement dated as of October 20, 1999, by and between Insignia Solutions plc and Quantum
                        Corporation.*
         4.15           Line of Credit Loan Agreement and Promissory Note dated as of March 20, 2000 by and between Insignia Solutions plc and
                        Vincent S. Pino, Rosemary G. Pino, Michael V. Pino and
                        Tiffany R. Pino.*
         4.16           Form of ADSs Purchase Warrant issued to the investors in the second round of the private placement (incorporated by
                        reference to the Registrant's Current Report on Form 8-K
                        filed on February 15, 2001 (the "2001 8-K")).
         4.17           ADSs Purchase Warrant issued to Jeffries & Company, Inc.,
                        dated February 12, 2001 (incorporated by reference to
                        Exhibit 4.14 to the 2001 8-K).
         5.01           Opinion of Macfarlanes.*
        23.01           Consent of Macfarlanes (included in Exhibit 5.01).
        23.02           Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.*
        24.01           Power of Attorney.*


------------------------


*   Previously filed by the registrant with the Commission.